Exhibit-10.5

Type:  Exhibit-10.5
Description: Vivacast Media, LLC & Black Financial News TV Network; 10 year, content licensing & affiliate distribution agreement.

AFFILIATION AGREEMENT SUB-DISTRIBUTION AND  PRIVATE CABLE AGGREGATION AGREEMENT

This Affiliation Agreement ("Agreement") is made and effective as of the 21st day of October, 2010 (the "Effective Date") by and between the Black Financial News Network; BFN Network, owned and operated by Citizens Capital Corp., a Texas corporation, with offices located at 3537 Ridgebriar, Dallas, Texas 75234 ("BFN Network") and VIVICAST MEDIA, LLC, a Tennessee limited liability company, with offices located 1780 Moriah Woods Blvd, Suite 1 Memphis, TN 38117 ("Distributor").

WHEREAS, Distributor is in the business of licensing television networks to third-party multi-channel video pay-television distribution System Owners (defined below) that use CATV, SMATV, MMDS, and Alternative Technology (as defined below) Systems (as defined below) for distribution of television networks to their respective Subscribers (as defined below).

WHEREAS, Distributor wishes to obtain the non-exclusive right to grant System Owners the right to distribute the twenty four (24) hour per day seven (7) day per week linear television service known as the "BFN Network" (the "Service") and BFN Network wishes to grant Distributor such right pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.              DEFINITIONS

a.           Alternative Technology System ("ATS"). ATS shall mean a cryptographically protected distribution system for multi-video and other programming. For purposes of clarification, an ATS may use traditional multi-channel video distribution technology that employs Internet protocol ("IP") technology, including but not limited to encrypted switched video and/or IP to a pc, mobile device or "smart phone" and "to the settop box" Internet based solutions that utilize digital rights management technology that is reasonable under the circumstances and in keeping with the highest standards for such distribution).

b.           System. "System" shall mean any cable television system ("CATV"), satellite master antenna television system ("SMATV"), direct broadcast satellite ("DBS") multichannel-multipoint distribution system ("MMDS"), and ATS authorized by Distributor to distribute the Service and subject to the requirements and exclusions listed in Schedule A.

c.           System Owner. "System Owner" shall mean for each System, the entity that owns, controls and operates the System.

d.           Territory. "Territory" shall mean worldwide.

e.           Service Subscriber. "Service Subscriber" shall mean any Subscriber of a System receiving the Service.

f.           Subscriber.    "Subscriber" shall mean any customer of Distributor or of any System or System Owner, who receives any level of television service directly from a System; provided that Subscribers shall not include (i) any facility used primarily to monitor and control programs telecast on any such System, and (ii) any illegal connection not authorized by a System. The term "Residential Subscriber" shall include any Subscriber receiving the Service in a single family dwelling unit, including, but not limited to apartments, condominiums and single family homes. The term "Commercial Subscriber" shall include any Subscriber receiving the Service at a commercial location, including, but not limited to, a hotel, motel, inn or similar place of accommodation, school, dormitory, nursing home, hospital, prison or office or business location. Without limiting the scope or generality of the foregoing, each hotel or motel room, each school, dormitory, hospital or patient room, each prison cell and each private business office (based on 100% occupancy of each such room, cell or office) authorized to receive the Service shall be deemed a Commercial Subscriber. The term Subscriber may not include any public viewing area or location for which a separate admission fee is charged for viewing programming and distributor acknowledges that this Agreement is not intended to grant any right to distribute to any such viewing location, Distributor may not distribute the Service to any hotel, motel, inn or similar place of accommodation, or to any nursing home or hospital, unless the Service is received by each guest room or patient room therein as well as all other television sets in such locale and no special fee or charge is imposed by Distributor or anyone else for the privilege of receiving or viewing the Service in each such room. In the case of customers who receive cable television service in multiple dwelling facilities such as apartments and condominiums pursuant to bulk rate arrangements (each a "Bulk-Rate Subscriber"), the number of Service Subscribers (defined below) shall be counted on an equivalent basis at a number equal to, the number obtained by dividing: (x) the aggregate monthly dollar amount billed to the Bulk Rate Subscriber by (y) the monthly basic rate charged to the largest number of Residential Subscribers by the respective System for a package of services containing the Service. Notwithstanding the foregoing, neither Distributor nor any System Owner shall be entitled to apply the bulk-rate formula if any such dwelling unit or similar individual unit receives a separate bill or invoice.

g.          Term.   "Term" shall mean the period commencing on the date on which this Agreement is fully executed by both parties and ending ten (10) years later.

2.              GRANT OF RIGHTS

a.           BFN hereby grants Distributor the non-exclusive right during the Term (subject to the requirements and exclusions in Schedule A) to distribute the Service to Residential Subscribers, Commercial Subscribers and Bulk Billed Subscribers located in the Territory of the following Systems: (i) those Systems set forth on Schedule B attached hereto as of the date of this Agreement; and (ii) those Systems which are set forth by Distributor on an amended Schedule B. Distributor agrees to supply to BFN in each instance where Distributor desires to add a System subsequent to the date of this Agreement (the right to distribute and exhibit shall become effective on the thirtieth (30th) day after receipt by BFN of such an amended Schedule B (the "System Effective Date") if BFN does not notify Distributor in writing that it objects to such additions, Distributor must cause each System Owner to distribute the Service via each System in accordance with the terms of this Agreement to the System's Subscribers within the System's Service Area.

b.           All rights to the Service not specifically granted to Distributor are specifically reserved.

c.           The license granted herein is limited to the geographic boundaries of the Territory. Distributor will not knowingly distribute or exhibit the Service, in whole or in part, via any technology, to any location outside the geographic boundaries of the Territory. Distributor represents and warrants that each of the Systems shall be wholly within the Territory. Additionally, Distributor agrees that its distribution of the Service shall at all times encrypted in a manner that complies with pay television industry standard in the Territory.

d.           For clarity, the grant of rights and all restrictions and obligations imposed upon Distributor herein shall also apply to Distributor's Participating Operators and Distributor along with the respective Distributor's Participating Operator shall be jointly and severally liable for any breach of this Agreement.

e.        _ BFN will make available a satellite or terrestrial delivered, high definition service comprised of high definition programming included in the Service in accordance with the delivery term contained herein for the Service. BFN hereby grants to Distributor the exclusive right (subject to the conditions and restrictions outlined in Schedule A) to distribute BFN in any tier or package of services but only to Service Subscribers in the Territory.

3.        SYSTEM AVAILABILITIES

a.           BFN shall designate and make available two (2) minutes per hour of the Service (except during time, if any, used by BFN for the telecast of paid programming including, without limitation, so-called "infomercials") for the sale by System Owners of commercial announcements ("System Availabilities"). Distributor may authorize System Owners to use, exploit and derive revenues for their own account from the sale of System Availabilities, provided that Distributor shall be responsible to ensure that each System Owner uses the System Availabilities for its respective System(s) in conformance with all applicable state and federal laws and regulations, and all and terms conditions of this Section 3. The positions of the System Availabilities shall be as specifically designated by BFN in its sole discretion. System Owners shall not sell or otherwise use any System Availabilities for the promotion or advertising of: (i) tobacco products, distilled liquor, "900" or "976" solicitations (for which the caller is charged for  the call by the soliciting party), any form of gambling, or any material which is, in whole or in part, obscene, indecent, lewd or pornographic; (ii) programming available on the System which includes reference to the day and/or date of such programming; (Hi) any programming service which is primarily of a similar type as the Service or (iv) any content that BFN determines, in its sole discretion, is not in conformity with its brand, target demographic or category exclusive sponsorships.

b.           Except for the System Availabilities, no System Owner shall sell or use, or authorize others to sell or use, any portion of the Service for sponsorship, advertising or promotion of any products, goods or services.

4.        FEES

a.           For each BFN Subscriber, Distributor shall pay the applicable monthly license fee for the Service as set forth on Schedule A of this Agreement ("Affiliate Fees")- Each month, the number of Service Subscribers receiving the Service shall be determined by adding the number of applicable Service Subscribers at the start of the month to the number of applicable Service Subscribers at the end of the month and dividing the total by two (2), provided that forthe first month the Service is launched in a System, Distributor shall use the actual end of month Service Subscriber number to calculate Affiliate Fees. With respect to Service Subscribers who are subject to bulk rate arrangements, the equivalency formula set forth in Section 1(g) hereof shall be used to compute the number of applicable Service Subscribers subject to the monthly Affiliate Fees set forth on Schedule A.

b.           For each Service Subscriber who is a Commercial Subscriber, Distributor shall pay the applicable monthly Affiliate Fees; provided that such monthly Affiliate Fee is subject to increase as set forth in this Section 4(b). If Distributor provides the Service to any Commercial Subscriber and charges a rate to such Commercial Subscriber for the level or package of services on which the Service is carried that is higher than the rate Distributor charges for providing such level or package of services to a Residential Subscriber, then the monthly Affiliate Fee payable to BFN for the Service hereunder in connection with such Commercial Subscriber shall be increased by multiplying the applicable monthly Affiliate Fee by a fraction (x) the numerator of  which is the rate Distributor is charging such Commercial Subscriber for such package or level of services and (y) the denominator of which is the rate Distributor charges Residential Subscribers for such package or level of services or the substantial equivalent thereof.

c.           For clarity and notwithstanding any other provision of this Agreement to the contrary, each Subscriber receiving a stand-along Service shall be deemed a separate Service Subscriber for whom Affiliate Fees are due and each Subscriber receiving both of the Services shall also be deemed to be a single Service Subscriber for whom Affiliate Fees are due.

d.           BFN hereby warrants and represents that Distributor shall receive MFN status on all fees due for product that is If BFN enters into a valid and binding agreement with another Distributor within the Territory and such Distributor receives more favorable rates than Vivicast Media ("Distributor"), then  BFN shall immediately notify Vivicast and all license fees due to BFN shall be lowered accordingly to such rate effective on the date BFN signed the Agreement with the other Distributor.

5.        EXHIBITION AND DISTRIBUTION OF THE SERVICE BY DISTRIBUTOR

a.           In consideration for the rights granted to Distributor in this Agreement, Distributor shall cause each System Owner to launch and distribute the Service on each respective System on a full-time basis (twenty four (24) hours per day, seven (7) days per week), during the Term, on a single designated channel position dedicated to the Service, as more fully set forth in this Section 5. The Service shall be exhibited in its entirety without delay, alteration, addition, deletion or editing of any portion and in a manner which permits the highest quality of aural and visual signal reception by Service Subscribers. Each System shall not, subsequent to launching the Service, change the single designated channel to a less favorable channel (i.e., a higher number or letter) than the channel on which the Service is initially exhibited without the prior written consent of BFN which may be withheld by BFN in BFN's sole and exclusive discretion. Distributor shall promptly notify BFN of any change of channel position in any System.

b.           Distributor shall not, nor shall Distributor permit or authorize others to, record,copy or duplicate for resale or retransmission the Service, in whole or in part, Distributor shall and shall cause each System Owner to take commercially reasonable precautions to prevent any recording, copying or duplicating, and/or unauthorized reception or use of the Service and shall promptly notify BFN of any known recording, copying or duplicating or unauthorized reception or use of the Service. The foregoing notwithstanding, Distributor may permit retransmission of portions of the Service on System channels solely for the purpose of promoting the Service to Subscribers.

c.           Each Service System may carry the Service on the basic level of service, in a package or packages of other services, or in any combination thereof. Once launched, the Service may not be deleted, negatively re-packaged or re-positioned without the express written consent of BFN.

d.           Distributor agrees that it shall only permit distribution of the Service on a simultaneous carriage basis (i.e., each System shall retransmit the Service at the same time as transmitted by BFN. Distributor agrees that it shall have no right to distribute all or any portion of the programming contained in the Service on an interactive, time-delayed, video-on-demand, pay-per-view, pay-per-day or similar basis.

e.           If any System utilizes a channel or program "navigation" system providing on screen menu choices, the display and placement of the BFN name and logo shall be at least as favorable as the display and placement of other advertiser-supported cable programming services distributed on such System.

f.           Notwithstanding subsection (d) above, Distributor's right to distribute the Service on Systems that distribute the Service in a digital format is conditioned upon (i) the digital transmission signal of the Service in each such System being, at all times during the Term, substantially of the same aural and visual quality as the Service signal transmitted by BFN to Distributor or to the Systems, and (ii) such Service signal transmitted by the Systems not having a lower resolution or being subject to a higher compression ratio than that of the signal transmitted by the systems of any other comparable advertiser-supported programming service distributed by any other major distributor of digital programming services (e.g., HITS).

6.             PAYMENT OF MONTHLY FEES

a.           Within thirty (30) days following the end of each calendar month of the Term, Distributor shall deliver to BFN Distributor's monthly payment of Affiliate Fees along with a statement showing the computation of the Affiliate Fees for such calendar month, stated separately for each System. The form of such statement shall be as provided by BFN and may be modified from time to time as reasonably requested by BFN, but shall always include for each System (i) the exact and current name and location of each System; (ii) the service package on which the Service are carried within each System (broken out by standard and high definition); (iii) the total number of Subscribers and Service Subscribers as calculated pursuant to Section 4 above, (iv) the total number of Residential Subscribers, Commercial Subscribers and Bulk-Rate ubscribers; (v) the total number of Subscribers receiving the Service from a Third PartyProvider (as defined below) and the name of each Third Party Provider; (vi) the channel on which the Service is carried in each System; (vii) the retail basic service rates charged to non-Bulk-Rate Residential Subscribers, non-Bulk-Rate Commercial Subscribers and Bulk Rate Subscribers; and (viii) any other information reasonably requested by BFN to substantiate the calculation of fees due to BFN. Each monthly statement shall be true and correct and certified as such by Distributor's CFO and a duly authorized officer of each System Owner. The monthly Affiliate Fees shall be payable to BFN whether or not Distributor actually collects or receives payment from its Subscribers or System Owners.

b.           Any Affiliate Fees, or portion thereof, not paid to BFN within thirty (30) days after the end of the calendar month for which such payment is due (including amounts discovered due after an audit) shall accrue interest at the rate of one and one-half percent (1.5%) per month or at the highest lawful rate, whichever is less, compounded monthly until paid in full.

c.           At least once per year, within one hundred and twenty (120) days after the end of any of Distributor's fiscal years in which this Agreement is in effect, either Distributor's Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice-President, Treasurer, a Certified Public Accountant or independent auditor, or such other person as may be designated by Distributor and approved by BFN in writing, shall certify to BFN that the information iumished throughout the fiscal year to BFN is accurate and complete. Distributor shall cause each System Owner to make the same certification upon request from BFN.

d.           Distributor shall keep complete and accurate records and accounts of the Residential Subscribers, Commercial Subscribers, Bulk-Rate Subscribers, Service Subscribers, and all related matters. Such accounts and records shall be available for inspection, copying and audit by BFN or its representatives, upon reasonable notice to Distributor during normal business hours at the locations where such records are normally kept. Such audit shall be conducted at BFN sole expense. However, if the audit shows a five percent (5%) or more underpayment, then Distributor shall bear the expense of the audit. Audits may be conducted no more often than once per year, unless a prior audit has shown a discrepancy often percent (10%), and then audits may be conducted at any time during the Term upon reasonable notice to Distributor during normal business hours at locations where such records are kept. Audits may be conducted during the original and renewal terms of this Agreement and for two (2) years after BFN receipt of the last accounting due from Distributor under this Agreement.

e.           Distributor must require each System Owner to keep complete and accurate records and accounts of the Residential Subscribers, Commercial Subscribers, Service Subscribers, and all related matters. Distributor must require each System Owner to allow BFN or its representatives, upon reasonable prior notice, to inspect, make copies of and otherwise audit those books and records at the System's office during normal business hours at the locations where such records are normally kept. Such audit shall be conducted at BFN's sole expense. However, if the audit shows a five percent (5%) or more underpayment, then Distributor shall bear the expense of the audit. Audits may be conducted no more often than once per year, unless a prior audit has shown a discrepancy often percent (10%) or more, and then audits may be conducted at any time during the Term upon reasonable notice to Distributor during normal business hours at the locations where such records are normally kept. Audits may be conducted during the original and renewal terms of this Agreement and for two (2) years after BFN's receipt of the last accounting due from Distributor under this Agreement.

f.           Neither party's acceptance of any information or payment, nor BFN's audit of Distributor's or any System Owner's records, shall prevent either party from disputing the accuracy or completeness of any payments, statements, records or accounts.

g.           Neither BFN nor Distributor may commence any action to offset or recover any overpayment or underpayment of fees under this Agreement more than three years after those fees were due.

7.        DELIVERY OF THE SERVICE BY BFN

a.           The content, including but not limited to, the selection, scheduling, substitution and withdrawal, of all the Service's programming, except for System Owners' use of their System Availabilities as set forth in Section 3 of this Agreement, shall at all times remain within the sole discretion and control of BFN.

b.           BFN shall use commercially reasonable efforts to transmit a high-quality signal for the Service from a traditionally used communications satellite or through terrestrial distribution, and shall keep Distributor apprised of both the satellite and transponder or means of terrestrial distribution it is using for such transmission. The signal which carries the Service may be encoded at the sole option and expense of BFN. Any and all costs incurred with respect to reception from the satellite or terrestrial distribution center, including the decoding and transmission of the Service in its entirety, without addition, deletion, alteration, editing or amendment, including without limitation, all advertising and promotional material, copyright notices, credits and billings (except for local commercial time provided to Distributor as set forth in Section 3 above) through the Systems, shall be borne by and shall be the sole responsibility of Distributor and/or the System Owners. BFN shall give Distributor sixty (60) days advance written notice prior to a permanent change in the satellite transmitting or a change to terrestrial distribution of the Service and Distributor will use commercially reasonable means to continue to receive the Service. If Distributor is not able to receive the signals from BFN's new distribution satellite or transponder or terrestrial distribution center, Distributor shall be under no further obligation to carry the Service on any such affected System(s), provided, however, that (i) Distributor shall give BFN fifteen (15) days' prior written notice of its decision to terminate the Service in such affected System(s), and (ii) BFN has not notified Distributor in the meantime that BFN will not make the intended change. Notwithstanding the foregoing, if BFN is required to switch satellites due to an emergency beyond the control of BFN, then BFN shall promptly notify Distributor of the replacement satellite and transponder and Distributor and BFN shall use reasonable efforts to avoid disruption of the Service's delivery to BFN Subscribers.

c.           BFN reserves and retains all rights in and to all signal distribution capacity contained within the bandwidth of the Service and audio subcarriers, including without limitation, the vertical blanking interval ("VBI") from its transmission point to the headends of the Systems; provided, however, that BFN shall have the right to use, and Distributor shall cause each System Owner to pass through to all Service Subscribers, all portions of the Service signal that are related to or enhance the Service programming, including (without limitation) all portions of lines 19 and 21 of the VBI, as well as all programming or information Distributor and/or System Owners are legally required to pass through to Service Subscribers. Except as provided in the preceding sentence, the Systems shall retain all rights to the channel capacity used for their delivery of the Service to Service Subscribers from their headends; provided, however, that any such use by such Systems shall not degrade, or otherwise interfere with, the quality of the Service signal, technically, perceptually or otherwise.

d.           Receipt of Third Party Signal.

i.            Distributor shall have the right to permit Systems to receive a signal for the Service via a transmission system from HITS or any other third party authorized by BFN (a "Third Party Provider") for reception and distribution by the Systems; provided that Distributor and or Distributor Affiliate (as applicable) and the Third Party Provider are parties to a fully executed written agreement authorizing Distributor's access to the Third Party Provider's signal without charge to BFN and pursuant to which BFN shall have no liability (such signal for the Service received from a Third Party Provider is referred to herein as a "Third Party Signal"). The Third Party Provider and BFN shall be parties to a written agreement (the "Third Party Provider Agreement") which (x) authorizes the Third Party Provider to distribute the Service signal to designated distributors, including Distributor; and (y) requires the Third Party Provider to authorize and de-authorize, as applicable, any location receiving the Third Party Signal within twenty four (24) hours after receipt of notification from BFN, which authorization and de-authorization shall be at no cost to BFN. In the event and to the extent that Distributor utilizes the Third Party Signal of the Service as distributed by the Third Party Provider as permitted hereunder, Distributor shall notify BFN in writing prior to each System's first receipt of such signal, which notice shall include the location of each System receiving such Third Party Signal and the name of the Third Party Provider.

ii.           Distributor's exercise of its rights as set forth in this Section 7(d) and any alteration, transmission, redistribution,, reception or other use of the Service signal permitted pursuant to this Section 7(d) shall not cause or result in a material change in a viewer's perception of the video or audio quality of the Service. With respect to each System distributing a Third Party Signal, Distributor agrees that the signal quality for the Service shall be of equivalent or higher quality and shall not have a lower resolution than any other comparable advertiser-supported programming service distributed on such System. Notwithstanding anything contained in this Agreement to the contrary, the grant of distribution rights set forth in this Section 7(d) is subject to and conditioned upon Distributor and the System Owners complying with their respective obligations under this Agreement. Nothing in the Third Party Provider Agreement shall relieve Distributor or any System of the distribution commitments set forth in this Agreement, and in the event of any inconsistency between this Agreement and the Third Party Provider Agreement, this Agreement shall govern.

iii.          Subject to the terms and conditions in this Agreement, in the event that, for any reason, a System is unable to receive a Third Party Signal of the Service (whether by reason of a permanent or temporary interruption in service), Distributor shall use commercially reasonable efforts to make alternative arrangements for System Owners to receive and have the Service signal distributed as transmitted directly from BFN satellite or as transmitted by another Third Party Provider.

8.        MARKETING AND PROMOTION

a.           Distributor shall promote and cause the Systems to promote the Service to its Subscribers throughout the Term with the aim of maximizing the number of the Service's viewers. BFN shall provide Distributor with appropriate marketing materials to carry out these efforts. Distributor shall include BFN in all channel listings, program guides (including electronic program guides) and other Subscriber materials in the same manner it so lists other full time networks. Distributor shall carry a link to BFN's web-site, or such other web site as BFN may require on its customer facing web-site where programming channels are listed.

b.           At BFN's request, Distributor shall provide BFN with available data regarding the marketing and promotion of the Service by Distributor and the Systems. Also at BFN's request, Distributor shall deliver to BFN a report stating the number of BFN Subscribers, and the number of Residential Subscribers and Commercial Subscribers with access to the Service, stated separately for each System. Distributor also agrees and agrees to cause the System Owners to render such other assistance which BFN may reasonably request regarding any marketing test, survey, poll or other research BFN may undertake in connection with the Service. BFN shall treat as confidential any Subscribers' names and addresses it receives from Distributor and shall only utilize any such information in connection with BFN research.

c.           Distributor acknowledges that the name of the Service and BFN trademarks, service marks and other names and logos (collectively, the "Marks") are trademarks and the exclusive property of BFN. Neither Distributor, any System nor any System Owner has or will acquire any proprietary rights in any of BFN's Marks or programming by reason of this Agreement or any System's carriage of the Service. BFN shall have the right to review representative samples of all promotional and advertising material which mentions or uses the name of the Service, BFN's Marks or programming. Neither Distributor, any System nor any System Owner shall directly or indirectly question, attack, contest or in any other manner impugn the validity of the Marks or BFN's rights in and to the Marks. Neither Distributor, any System nor any System Owner shall at any time adopt or use, without BFN's prior written consent, any variation of any of the Marks or any word or mark likely to be similar to or confused with any of the Marks. Any and all goodwill arising from Distributor's, any System's or any System Owner's use of the Marks shall inure solely to the benefit of BFN.

9.             REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

a.           BFN represents and warrants that the Service will not contain any material that is defamatory in the Territory or that violates any U.S. trademark or service mark, right of privacy, copyright, dramatic or literary right in the Territory of any party, except BFN makes no representation or warranty with respect to any fees for music performance rights that any music licensing agency may seek to impose upon Distributor and that are separate and apart from those fees paid by BFN to such agencies. Distributor makes the same representations and warranties with respect to commercial announcements or other programming supplied by or on behalf of Distributor.

b.           Distributor represents and warrants that (i) it has the right to enter into this Agreement on behalf of the Systems described on Schedule B and that it has or will have the right to enter into this Agreement on behalf of the Systems to be set forth on an amended Schedule B in accordance with Section 2 above, and all other Systems; (ii) it is under no contractual or legal obligations that could in any way interfere with Distributor's full, prompt and complete performance under this Agreement; (iii) it has obtained, and shall maintain in full force during the Term, such federal, state and local authorizations as is necessary to exhibit and distribute the Service in the Systems; and (iv) all Systems, including those listed, or to be listed, on Schedule B meet the requirements of Section 1(a).

c.           Distributor shall indemnify and hold harmless BFN from and against any and all claims, liability, loss, damage, cost and expense (including reasonable attorneys' fees) arising out of (i) Distributor's, and System's or any System Owner's breach of this Agreement, including any representation or warranty hereunder; (ii) Distributor's or any System's or System Owner's alteration or delay of, or insertion of material in, the Service; (iii) any authorized use of the Service by Distributor or any of Distributor's clients or customers (including any System or System Owner) or otherwise in violation of this Agreement; (iv) any warranty, representation, or statement by Distributor to any third party (including any System Owner) in connection with Distributor's sub-distribution of the Service; or (v) any dispute between or among Distributor and any System or System Owner.

d.           BFN indemnifies and holds harmless Distributor from and against any and all claims, liability, loss, damage, cost and expense (including reasonable attorneys' fees) arising out of BFN breach of any representation or warranty hereunder made by BFN.

e.           In any case in which indemnification is sought, the party seeking indemnification (the "Indemnified Parry") shall: (i) promptly notify the party from whom such indemnification is sought (the "Indemnifying Party"); (ii) afford the Indemnifying Party the opportunity to defend such claim and control the litigation, settlement and other disposition of such claim; and, (iii) fully cooperate in connection with such defense, litigation, settlement or disposition. The Indemnified Party shall have the right, but not the obligation, to join in and be represented by its own counsel, at its own cost and expense.

f.           Notwithstanding anything to the contrary in this Agreement, BFN shall not be liable to Distributor, any System Owner or any other person or entity claiming through Distributor or any System Owner for any incidental or consequential damages or loss of revenues, whether foreseeable or not, occasioned by any breach by BFN of this Agreement.

10.           FORCE MAJEURE

BFN shall not be liable to Distributor (or any person or entity claiming through Distributor) for failure to supply the Service or any part thereof, by reason of any act of God, earthquake, labor dispute, civil disturbance or insurrection, non-delivery by program suppliers or others, disruption or breakdown of origination or transmission facilities, or any other cause beyond BFN's sole control,

11.           TERMINATION

b. BFN may terminate this Agreement, without incurring any legal or financial obligation to Distributor, any System Owner or any other person or entity claiming through Distributor or any System Owner, by giving written notice of such termination to Distributor if: (i) Distributor or any System or System Owner breaches any material provision of this Agreement, but if the breach is curable, then BFN may not exercise its termination rights or other rights at law or in equity for that breach unless Distributor fails to cure fully to BFN's satisfaction that breach within ten (10) days (within five (5) days if a monetary breach) of the notice of termination from BFN; or (ii) Distributor files a petition in bankruptcy, is insolvent, or seeks relief under any similar law related to its financial condition; or (iii) if any person files an involuntary petition in bankruptcy against Distributor, or seeks relief under any similar law related to Distributor's financial condition, unless the involuntary petition is dismissed or relief is denied within thirty (30) days after it has been filed or sought. BFN's right to terminate this Agreement due to Distributor's default shall be in addition to any rights or remedies which BFN may have in law or equity. Whether or not BFN exercises its rights to terminate this Agreement upon the default of Distributor hereunder, in addition to any and all other rights and remedies BFN has pursuant to this Agreement or under applicable law, upon any such default, BFN shall have no further obligation (if any previously existed) to provide Distributor with any discounts, incentives or financial support of any kind or nature throughout the remainder of the Term (whether or not Distributor shall have been entitled to such support prior or subsequent to such default), unless and until such default is cured to the satisfaction of BFN.

c.           In the event of termination, all rights granted to Distributor and to Systems or System Owners hereunder shall forthwith cease and revert to BFN for BFN's sole and exclusive use and disposition. Notwithstanding any termination or expiration of the Term of this Agreement, the provisions of Section 9 (Representations and Warranties, Indemnification), and any payment obligations incurred under Sections 4 (Fees) and 6 (Payment of Monthly Fees), of  this Agreement shall continue in full force and effect.

d.           BFN retains the right at all times permanently to cease its distribution of the Service on ninety (90) days' notice to Distributor without any liability to Distributor, any System Owner or any other person or entity claiming through Distributor or any System Owner.

12.           CONFIDENTIALITY

The terms and conditions of this Agreement shall be kept confidential by the parties and shall not be disclosed by either party to any third party except as may be required by any court order or governmental agency, and except on a confidential basis to a party's accountants, auditors, agents, legal counsel, parent companies, lending institutions and other financiers.

13.           OTHER SERVICE AGREEMENTS

In no event shall any BFN Subscriber receiving the Service in satisfaction of or otherwise pursuant to any other agreement authorizing carriage of the Service (whether entered into prior to, on the date hereof, or subsequent to the date hereof and which binds Distributor or any of the Systems) be applied to or utilized to satisfy the distribution commitments hereunder. In addition, any Subscriber receiving the Service pursuant to the terms hereof shall not count toward compliance with or satisfaction of any subscriber or distribution commitments or guarantees required in connection with, or any volume discounts available under, any other agreement authorizing the carriage of the Service.

14.           SUBDISTRIBUTION SPECIFIC PROVISIONS

Distributor shall ensure that once a System launches the Service, the System may only discontinue carriage of the Service for the following reasons: (i) the agreement through which Distributor has granted the System Owner the right to distribute the Service via the System expires by its terms and is not contemporaneously renewed; or (ii) this Agreement is terminated or expires; or (iii) the System no longer distributes any video programming through any agreement or arrangement with Distributor; or (iv) the System or the System Owner is in breach of~any agreement relating to its carriage or receipt of the Service. Distributor shall ensure that if an approved System discontinues carriage of the Service for any period of time for any reason other than Force Majeure, Distributor may not resume sub-distribution of the Service to that System unless BFN again gives its prior written consent to Distributor re-adding that System to Exhibit A. as applicable, as an authorized "System." If BFN terminates a System due to breach of this agreement, such termination shall not apply to the remaining Systems covered under this agreement,

15.           MISCELLANEOUS

a.           Reservation of Rights. All rights not specifically granted to Distributor by this Agreement in and to the Service and its content are reserved to BFN for its sole and exclusive use, disposition and exploitation and are exercisable by BFN at any time, in any location and by any means whatsoever.

b.           Notices. All notices and statements required to be given hereunder shall be given in writing; certified U.S. mail, return receipt requested; or personal delivery to the parties at the above addresses, and the date of such personal delivery shall be deemed the date of the giving of such notice or, in the case of certified mail, three (3) business days after deposit in the U.S. mail.

c.           Assignment. This Agreement may not be assigned or otherwise transferred by Distributor without the prior written consent of and unless all amounts due and owing to BFN by Distributor up to and including the date of assignment or otlier transfer have been paid in full. A purported assignment or other transfer made without the prior written consent of BFN shall not relieve the purported assignor or transferor of its obligations hereunder.

d.           Waivers. Any waiver by either party of any breach of any term or condition of this Agreement shall not be deemed to be a waiver of any rights or remedies resulting from that breach, nor shall such waiver constitute a waiver of any other term or condition of this Agreement.

e.           Remedies Cumulative. All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedies as may be available to a party at law or equity. Notwithstanding the foregoing, Distributor shall not be entitled to enjoin the distribution, performance or exhibition of the Service.

f.           Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter covered and supersedes and replaces any prior agreements and representations between the parties. This Agreement may be executed in multiple counterparts, each of which shall be deemed valid and binding. Facsimile signatures shall be sufficient to evidence the binding nature of this Agreement.

g.           No Modifications. This Agreement cannot be modified except by written instruments signed by each of the parties.

h.           Press Releases. Neither party may issue any press release or make any other public announcement announcing the relationship formed or to be formed by this Agreement, without the prior written approval of the other party.

i.            Attorney's Fees. Should any legal proceeding be necessary to construe or enforce the provisions of this Agreement, the prevailing party in such legal action shall be entitled to recover all court costs, reasonable attorney's fees, and costs of enforcing or collecting any judgment awarded.

h.          Governing Law and Jurisdiction: This Agreement has been delivered at and shall be deemed to have been made and entered into in Tennessee. Accordingly, the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Tennessee, without regard to its principles of conflicts of laws. The parties agree that this Agreement shall be litigated solely and exclusively in the appropriate federal and state courts located in Tennessee and irrevocably submit to the jurisdiction of such courts.

i.            Third Party Beneficiary. The provisions of this Agreement are not intended to be for the benefit of any third party, whether Service Subscriber(s), System Owners(s) or otherwise, and no Subscriber or System Owner shall be deemed to have any privity of contract with BFN by virtue of this Agreement or the delivery of the Service. Distributor shall ensure that BFN is a third party beneficiary of its agreements with System Owners (either by name or generally by reference to all networks provided through Distributor).

j.            No Joint Venture. Nothing contained herein shall be deemed to create a joint venture or partnership between the parties hereto and neither party shall hold itself out to the contrary.

k.           No Inference Against Author. No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

1.           Franchise Liability and Taxes. BFN shall not be liable for, and Distributor and/or the Systems Owners shall pay and forever hold BFN harmless from, any and all sales, use, excise, income, franchise, corporate or similar taxes (including, without limitation, any fees payable to local or state franchising authorities) or other charges which are or may be imposed upon or assessed against Distributor, any System or any System Owner, and/or which are based upon or measured by revenues derived by Distributor, any System or any System Owner, from the exploitation of the rights granted pursuant to this Agreement (including, without limitation, any tax or charge based upon any goods or services furnished to Distributor by BFN, which goods or services are then passed on to Distributor's Subscribers or to the Systems or System Owners).

m.          Headings and Exhibits. Section headings used herein are for convenience only and shall not be deemed to be part of this Agreement. All exhibits referred to herein are hereby made a part hereof and incorporated into this Agreement by this reference.

n.          Severability. The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision of this Agreement is deemed to be invalid or otherwise illegal or unenforceable, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid, illegal or unenforceable provision were not contained herein.

o.          Equitable Remedies. The parties acknowledge that BFN's remedy at law is inadequate if Distributor or any System or System Owner should discontinue its distribution of the Service contrary to the terms of this Agreement, that damages would be extremely difficult to ascertain, that irreparable injury would occur, and Distributor hereby consents (and shall obtain the consent of System Owners) to the remedies of specific performance and injunctive relief, but nothing contained in this Agreement shall prevent BFN from pursuing any other remedies in equity or at law which BFN deems appropriate.

p.          Compliance with Law. The obligations of Distributor and BFN under this Agreement are subject to all applicable federal, state and local laws, rules, and regulations (including, but not limited to, the Cable Communications Policy Act of 1984 [P.L. 98-549] (as amended by the Cable Television Consumer Protection and Competition Act of 1992 [P.L. 102-385]), the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, as further amended from time to time).

q.          Limitation of Liability. Neither BFN, nor any of its affiliated companies shall, for any reason or under any legal theory, be liable to Affiliate or any of its affiliated companies for any special, indirect, incidental or consequential damages or for loss of profits, revenues, data or services, regardless of whether such damages or loss was foreseeable or regardless of whether BFN was informed or had direct or implied knowledge of the possibility of such damages or loss in advance.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first written above.

DISTRIBUTOR:                                    BFN NETWORK:

By: /s/ Stuart Smitherman                      By: /s/ Billy D. Hawkins

Name: Stuart Smitherman                      Name: Billy D. Hawkins

Title: President                                       Title: Managing Director

SCHEDULE A

Fee Per Subscriber

SCHEDULE B

DISTRIBUTOR SYSTEMS

Distributor represents and warrants with respect to each of the below Systems (including Systems added after the date of this Agreement as permitted by this Agreement) that (1) it has a valid written agreement in effect at all relevant times with the System to distribute the Service via the System in accordance with the terms and conditions of this Agreement, (2) it does not own any equity interest in the System, and (3) if governmentally required, the System holds a valid franchise covering the Service Area for the Term.

In addition to the information required below, Distributor shall also provide ___________ with the following information for each System listed below (upon execution of this Agreement) and each System added to an amended Exhibit A (upon launch of the System) during the Term (which information shall be deemed incorporated by reference into this Agreement):

Standard Aggregator Form November 25, 2009